                                                                    EXHIBIT 11.1


                              YURIE SYSTEMS, INC.


                 COMPUTATION OF EARNINGS PER COMMON AND COMMON
              EQUIVALENT SHARES FOR THE THREE MONTH PERIODS ENDED
                            MARCH 31, 1997 AND 1996

                                  (UNAUDITED)






                                           MARCH 31,       MARCH 31,
                                             1997            1996
                                          -----------     -----------

Net Income                                $   914,812     $ 1,053,712
                                          ===========     ===========
Average shares outstanding during the
 period                                    23,063,511      20,208,400

Dilutive effect of stock options after
 application of treasury stock method       1,676,749       1,542,408
                                          -----------     -----------

Average number of shares and equivalent
 shares outstanding during the period      24,740,260      21,750,808
                                          ===========     ===========
Earnings per common and common
     equivalent share                     $       .04     $       .05
                                          ===========     ===========